SUPPLEMENT dated October 18, 2006
(to Free Writing Prospectus dated October 17, 2006
to Prospectus dated April 3, 2006)

$[[•]] (Approximate)
Mortgage Pass-Through Certificates, Series 2006-HE1
HSI Asset Securitization Corporation Trust 2006-HE1

The information included on the Sponsor’s static pool website, which is referenced at page S-40 of the Free Writing Prospectus dated October 17, 2006, has been updated to include static pool information regarding the Sponsor's prior securitized pools as of June 30, 2006. The Sponsor’s static pool website can be found at www.RegABSolutions.com/HASCO/HASCO20O6-HE1.

Capitalized terms used but not defined herein have the meanings assigned to them in the Free Writing Prospectus dated October 17, 2006.

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-811-8049.

The information contained herein is being delivered to you solely to provide you with information about the offering of the securities referred to herein and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to notice of allocation.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.